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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                               LENOX BANCORP, INC.
   (Exact name of registrant as specified in its certificate of incorporation)



            OHIO                                         31-1445959
(state of incorporation or organization)       (IRS Employer Identification No.)


     5255 BEECH STREET, ST. BERNARD                       45271
(Address of principal executive offices)              (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


        Title of Each Class                  Name of Each Exchange on which
        to be so Registered                  Each Class is to be Registered
------------------------------------     ---------------------------------------
               NONE                                   NOT APPLICABLE

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
[   ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
[ X ]

        Securities to be registered pursuant to Section 12(g) of the Act:

                          COMMON STOCK PURCHASE RIGHTS


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ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

IN GENERAL.
----------

      On May 5, 1999, the Board of Directors of Lenox Bancorp, Inc. (the "Company") declared a dividend of one right ("Right") for each outstanding share of common stock, no par value of the Company (the "Common Stock"). The distribution is payable to the stockholders of record on May 27, 1999 (the "Record Date"). Each Right entitles the registrant holder to purchase from the Company one-half of one Common Share of the Common Stock of the Company at an exercise price of $55.00 ("Exercise Price"), subject to adjustment. The description and terms of the Rights are set forth in the Stockholder Protection Rights Agreement, dated as of May 5, 1999 between the Company and Fifth Third Bank, as Rights Agent (the "Rights Agreement").

SEPARATION TIME.
---------------

      Until the date on which certain events take place ("Separation Time"), the Rights will be evidenced by, with respect to any Common Stock certificate issued and outstanding on the Record Date, such Common Stock certificate with a summary of rights letter. The term "Separation Time" means the close of business on the earlier of (i) the tenth business day (or such later date as may be determined by the Board of Directors) after the date on which any person or group of persons commences a tender or exchange offer which, if commenced, would result in such persons or group of persons acquiring beneficial ownership of 20% or more of the outstanding shares of Common Stock ("Acquiring Person") or (ii) the tenth business day after following a public announcement that a person or group of persons has become an Acquiring Person (the "Flip-in Date").

TRANSFER OF RIGHTS AND CERTIFICATES.
-----------------------------------

      The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Common Stock. Until the Separation Time (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a legend referencing the Rights Agreement. Until the Separation Time (or earlier redemption or expiration of the Rights), the Triggering Event, the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such legend or a copy of the Summary of Rights Letter being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock. As soon as is practicable following the Separation Time, separate certificates evidencing such Rights (the "Rights Certificates") and a disclosure statement describing such Rights will be mailed to holders of record as of the Separation Time and such separate Rights certificates alone will evidence the Rights.



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EXERCISE PERIOD.
---------------

      The Rights are not exercisable until the Separation Time. The Rights will expire on the Expiration Time. The "Expiration Time" is defined in the Rights Agreement and generally means May 27, 2009.

ADJUSTMENTS.
-----------

      The Exercise Price and the number of outstanding Rights are subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of Common Stock occurring, in such case prior to the Separation Time.

EXERCISE OF RIGHTS FOR COMMON STOCK.
-----------------------------------

      After the Separation Time, each Right would entitle the holder to purchase, for the Exercise Price, Common Stock having a market value of one and one-half the Exercise Price. Additionally, if after a person or group of persons has become an Acquiring Person, the Company is involved in (a) a merger, consolidation or share exchange (or agreement to any of the foregoing) or (b) a sale of at least 50% of its assets, then each Right would entitle the holder thereof to purchase, for the Exercise Price, common stock of the Acquiring Person or other party to such transaction having a market value of one and one-half of the Exercise Price.

OPTIONAL EXCHANGE OF RIGHTS.
---------------------------

      At any time after a person or group of persons becomes an Acquiring Person and prior to the acquisition by such person or group of persons of more than 50% of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange all of the Rights (other than Rights owned which may have become void) for shares of Common Stock at an exchange ratio (subject to adjustment) of one share of Common Stock per Right.

REDEMPTION OF RIGHTS.
--------------------

      At any time prior to the close of business of the Flip-in Date, the Board of Directors of the Company may redeem all, but not less than all, of the then-outstanding Rights at a price of $.01 per Right (the "Redemption Price"), payable either in cash or shares of Common Stock or other securities of the Company. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.



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AMENDMENT.
---------

      Prior to the close of business on the Flip-in Date, the Company and the Rights Agent may amend the Rights Agreement without the approval of the holders of the Rights. Thereafter, the Company and the Rights Agent may only amend the Rights Agreement in any respect not materially adverse to Rights holders generally.

RIGHTS PRIOR TO EXERCISE.
------------------------

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

DOCUMENTS AND EFFECT OF THIS SUMMARY.
------------------------------------

      A copy of the Rights Agreement specifying the terms of the Rights (including as Exhibit A the Form of Rights Certificate) is filed as an Exhibit to this Registration Statement and is incorporated herein by reference. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

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ITEM 2.     EXHIBITS.

      The following exhibits are filed as part of this Registration Statement:

      EXHIBIT NUMBER                            DESCRIPTION
      --------------                            -----------


            1 Stockholder Protection Rights Agreement, dated as of May 5, 1999, between Lenox Bancorp, Inc. and Fifth Third Bank, as Rights Agent

            2 Form of Rights Certificate (included as Exhibit A to the Rights Agreement filed herein as Exhibit 2)





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      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              LENOX BANCORP, INC.
                                    (Registrant)


                              Date: May 27, 1999


                              By:   /s/ Virginia M. Deisch
                                    ----------------------
                                    Virginia M. Deisch
                                    President and Chief Executive Officer


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                                  EXHIBIT INDEX


EXHIBIT       DESCRIPTION                                            PAGE NUMBER
-------       -----------                                            -----------

1             Stockholder Protection Rights Agreement, dated as of
              May 5, 1999, between Lenox Bancorp, Inc. and Fifth
              Third Bank, as Rights Agent......................................1

2             Form of Rights Certificate (included as Exhibit A to
              the Rights Agreement filed herein as Exhibit 2).................42





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